Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-116779 and 333-75808

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 20, 2004)

$750,000,000

General Mills, Inc.

5.200% Notes due 2015

        The notes will mature on March 17, 2015. We will pay interest on the notes on March 17 and September 17 of each year, beginning September 17, 2008.

      The notes are redeemable in whole or in part at any time at our option at the redemption price equal to the make-whole amount described on page S-13.

      The notes will be our senior unsecured obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

       Investing in the notes involves risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	99.774%	$748,305,000
Underwriting discount	0.400%	$3,000,000
Proceeds (before expenses) to General Mills(1)	99.374%	$745,305,000

(1)	Plus accrued interest from March 17, 2008, if settlement occurs after that date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

      The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream and the Euroclear System, on or about March 17, 2008, against payment in immediately available funds.

Joint Book-Running Managers

Credit Suisse JPMorgan Morgan Stanley

Barclays Capital Goldman, Sachs & Co.

Citi Mitsubishi UFJ Securities CALYON Wells Fargo Securities
Banc of America Securities LLC CastleOak Securities, L.P. The Williams Capital Group, L.P.

The date of this prospectus supplement is March 12, 2008

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

      The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, common stock, preference stock, depositary shares, securities warrants, purchase contracts, purchase units, units or any combination thereof, in one or more offerings.

      It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” on page iii of this prospectus supplement and “Where You Can Find More Information About General Mills” on page 2 of the accompanying prospectus.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

      All references in this prospectus supplement and the accompanying prospectus to “General Mills,” “we,” “us” or “our” mean General Mills, Inc. and its majority-owned subsidiaries except where it is clear from the context that the term means only the issuer, General Mills, Inc. Unless otherwise stated, currency amounts in this prospectus supplement and the accompanying prospectus are stated in United States dollars.

      Trademarks and service marks that are owned or licensed by us or our subsidiaries are set forth in capital letters in this prospectus supplement and the accompanying prospectus.

ii

INCORPORATION BY REFERENCE

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

      The SEC allows us to incorporate by reference the information we file with them into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended May 27, 2007;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 26, 2007 and November 25, 2007;

•	our Current Reports on Form 8-K filed on June 29, 2007, August 1, 2007, August 2, 2007, August 3, 2007, August 7, 2007, August 28, 2007, August 29, 2007, September 28, 2007, October 15, 2007, October 22, 2007 and December 14, 2007; and

•	any future filings we make with the SEC under Sections 13(a), l3(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

      You may request a copy of any of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents) at no cost by writing to or telephoning us at the following address and phone number:

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention: Corporate Secretary
(763) 764-3617

iii

SUMMARY

      The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Our Business

      We are a leading global manufacturer and marketer of branded, packaged consumer foods and operate in the consumer foods industry. We are also a leading supplier of branded and unbranded food products to the foodservice and commercial baking industries. As of May 27, 2007, these products are manufactured by us in 18 countries and marketed in more than 100 countries. Our joint ventures manufacture and market products in more than 130 countries and republics worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

      We were incorporated under the laws of the State of Delaware in 1928. We employ approximately 28,500 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. See “Incorporation by Reference” on page iii of this prospectus supplement and “Where You Can Find More Information About General Mills” on page 2 of the accompanying prospectus for details about information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Business Segments

      Our businesses are divided into three operating segments:

•	U.S. Retail;

•	International; and

•	Bakeries and Foodservice.

U.S. Retail

      The U.S. Retail segment accounted for 68 percent of our total fiscal 2007 net sales. The segment reflects business with a wide variety of grocery stores, mass merchandisers, membership stores, natural food chains, and drug, dollar and discount chains operating throughout the United States. Our major product categories in this business segment are ready-to-eat cereals, refrigerated yogurt, ready-to-serve soup, dry dinners, shelf stable and frozen vegetables, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza and pizza snacks, grain, fruit and savory snacks, microwave popcorn and a wide variety of organic products including soup, granola bars and cereal.

International

      International operations accounted for 17 percent of our total fiscal 2007 net sales. In Canada, our major product categories are ready-to-eat cereals, shelf stable and frozen vegetables, dry dinners, refrigerated and frozen dough products, dessert and baking mixes, frozen pizza snacks, and grain, fruit and savory snacks. In markets outside North America, our product categories include super-premium ice cream, grain snacks, shelf stable and frozen vegetables, dough products and dry dinners. Our International segment also includes products manufactured in the United States for export internationally, primarily to the Caribbean and Latin American markets, as well as products we manufacture for sale to our international joint ventures. Revenues from export activities are reported in the region or country where the end customer is located. These international businesses are managed through 34 sales and marketing offices.

Bakeries and Foodservice

      Bakeries and Foodservice accounted for 15 percent of our total fiscal 2007 net sales. In our Bakeries and Foodservice segment we sell branded ready-to-eat cereals, snacks, dinner and side dish products, refrigerated and soft-serve frozen yogurt, frozen dough products, branded baking mixes and custom food items. Our customers include foodservice distributors and operators, convenience stores, vending machine operators, quick service and other restaurant operators, and business and school cafeterias in the United States and Canada. In addition, we market mixes and unbaked and fully baked frozen dough products throughout the United States and Canada to retail, supermarket and wholesale bakeries.

Joint Ventures

      In addition to our consolidated operations, we manufacture and sell products through several international joint ventures.

      We have a 50 percent equity interest in Cereal Partners Worldwide, or CPW, which manufactures and markets ready-to-eat cereal products in more than 130 countries and republics outside the United States and Canada. CPW also markets cereal bars in several European countries and manufactures private label cereals for customers in the United Kingdom. We have a 50 percent equity interest in two joint ventures for the manufacture, distribution and marketing of HÄAGEN-DAZS frozen ice cream products and novelties in Japan and Korea. We also have a 50 percent equity interest in Seretram, a joint venture for the production of GREEN GIANT canned corn in France.

Selected Financial Information

      The following table sets forth selected consolidated historical financial data for each of the fiscal years ended May 2005 through 2007 and for the twenty-six weeks ended November 26, 2006 and November 25, 2007. Our fiscal years end on the last Sunday in May. The selected historical financial data as of May 2006 and 2007 and for each of the fiscal years ended May 2005, 2006 and 2007 have been derived from, and should be read together with, our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected historical financial data for the twenty-six week periods ended November 26, 2006 and November 25, 2007 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the quarterly reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited historical financial data were prepared on the same basis as the audited historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the twenty-six weeks ended November 25, 2007 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	Fiscal Year Ended				26 Weeks Ended

	May 27,		May 28,	May 29,	November 25,	November 26,
	2007		2006	2005	2007	2006

	(In millions, except percentage data)
Financial Results
Net sales	$12,442		$11,712	$11,308	$6,775	$6,327
Cost of sales	7,955		7,545	7,326	4,288	3,984
Selling, general and administrative expenses	2,390		2,179	1,998	1,273	1,180
Restructuring, impairment and other exit costs (income)	39		30	84	17	(3)

Operating profit	2,058		1,958	1,900	1,197	1,166
Divestitures (gain)	—		—	(499)	—	—
Debt repurchase costs	—		—	137	—	—
Interest expense, net	427		399	455	229	215

Earnings before income taxes and after-tax earnings from joint ventures	1,631		1,559	1,807	968	951
Income taxes	560		538	661	339	341
After-tax earnings from joint ventures	73		69	94	50	42

Net earnings	$1,144	(1)	$1,090	$1,240	$679	$652

Net earnings as a percentage of net sales	9.2%		9.3%	11.0%	10.0%	10.3%
Financial Position At Period End
Total assets	$18,184		$18,075		$19,082	$18,763
Long-term debt, excluding current portion	3,218		2,415		3,599	2,241
Stockholders’ equity	5,319	(1)	5,772		5,680	5,546

(1)	In fiscal 2007, we adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of FASB Statements No. 87, 88, 106 and 132(R)”, resulting in an after-tax reduction to stockholders’ equity of $440 million, and Statement of Financial Accounting Standards No. 123R, “Share Based Payment”, resulting in a decrease to fiscal 2007 net earnings of $43 million.

The Offering

      The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” on page S-12 of this prospectus supplement and “Description of Debt Securities” on page 7 of the accompanying prospectus for a more detailed description of the terms and conditions of the notes.

Issuer	General Mills, Inc.

Securities Offered	$750,000,000 aggregate principal amount of 5.200% notes due 2015.

Maturity	March 17, 2015.

Interest on the Notes	5.200% per year.

Interest Payment Dates	Interest on the notes will accrue from March 17, 2008 and will be payable on March 17 and September 17 of each year, beginning September 17, 2008.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Redemption	The notes are redeemable in whole or in part at any time at our option at the redemption price equal to the make-whole amount described under the heading “Description of the Notes — Redemption.”

Change of Control Offer to Purchase	If a change of control triggering event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase, as described more fully under “Description of the Notes — Change of Control Offer to Purchase.”

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds to repay a portion of our outstanding commercial paper.

Denominations and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of such notes in any dealer quotation system.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Governing Law	The State of New York.

RISK FACTORS

      An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below or elsewhere in this prospectus supplement, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page S-8 of this prospectus supplement, and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

      Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit financing and other options and adversely affect our ability to make payments on the notes.

      We have a substantial amount of indebtedness. As of November 25, 2007, we had approximately $7.7 billion of total debt, including $136 million of debt from consolidated subsidiaries. As of November 25, 2007, preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $242 million. The agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

      Our level of indebtedness could have important consequences to holders of the notes. For example, it may limit:

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

      There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

      Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

      Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. General Mills, Inc. does not currently have any material secured obligations. In addition, since the notes are obligations exclusively of General Mills, Inc. and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. As of November 25, 2007, our consolidated subsidiaries had approximately $136 million of debt, and preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $242 million.

We may incur additional indebtedness.

      The indenture governing the notes does not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes and permits our subsidiaries to issue equity interests that have priority over our interests in the subsidiaries. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the notes.

      Prior to the offering, there was no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice.

      If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

      We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

      Our credit ratings may not reflect the potential impact of all risks related to the market values of the notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      We may have made forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

      The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

      In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      Our future results could be affected by a variety of factors, such as:

•	competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

•	economic conditions, including changes in inflation rates, interest rates or tax rates;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets;

•	changes in capital structure;

•	changes in laws and regulations, including labeling and advertising regulations;

•	impairments in the carrying value of goodwill, other intangible assets or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in customer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;

•	disruptions or inefficiencies in the supply chain;

•	volatility in the market value of derivatives used to hedge price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure of our information technology systems;

•	resolution of uncertain income tax matters;

•	foreign economic conditions, including currency rate fluctuations; and

•	political unrest in foreign markets and economic uncertainty due to terrorism or war.

      We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

      The net proceeds of this offering, after deducting underwriting commissions and other expenses, are estimated to be approximately $744 million. We intend to use the net proceeds to repay a portion of our outstanding commercial paper. As of November 25, 2007, our commercial paper and other short-term debt (excluding the current portion of long-term debt) had a weighted average interest rate of approximately 5.27% and a weighted average remaining maturity of approximately 24 days.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended May 2003 through 2007 and the 26-week periods ended in November 2006 and 2007 are as follows:

					26 Weeks Ended in
Fiscal Years Ended in May					November

2003	2004	2005	2006	2007	2006	2007

3.26	3.74	4.61	4.54	4.37	4.91	4.76

For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes and after-tax earnings of joint ventures, distributed income of equity investees, fixed charges and amortization of capitalized interest, net of interest capitalized. Fixed charges represent gross interest expense (excluding interest on taxes) and subsidiary preferred distributions to minority interest holders, plus one-third (the proportion deemed representative of the interest factor) of rent expense.

CAPITALIZATION

      The following table sets forth our capitalization at November 25, 2007 and as adjusted to give effect to the application of the net proceeds from the sale of the notes as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of November 25, 2007

	Actual		As Adjusted

	(in millions)
Cash and cash equivalents	$530.1		$530.1

Short-term debt:
Notes payable	$2,046.0		$1,301.8
Current portion of long-term debt	2,049.2	(1)	2,049.2	(1)

Total short-term debt	4,095.2		3,351.0

Long-term debt:
Notes offered hereby	—		750.0
Other long-term debt	3,599.1		3,599.1

Total long-term debt	3,599.1		4,349.1

Total debt	7,694.3		7,700.1

Minority interests	242.3		242.3

Stockholders’ equity:
Common stock	50.2		50.2
Additional paid-in capital	6,173.0		6,173.0
Retained earnings	6,165.7		6,165.7
Common stock in treasury, at cost	(6,760.4)		(6,760.4)
Accumulated other comprehensive loss	51		51

Total stockholders’ equity	5,679.5		5,679.5

Total debt, minority interests and stockholders’ equity	$13,616.1		$13,621.9

(1)	The holders of $1.15 billion aggregate principal amount of our floating rate convertible senior notes may put them to us on April 11, 2008 for cash equal to the principal amount of the notes plus accrued interest. These notes bear interest at an annual rate equal to 1-month LIBOR minus 0.07%, subject to monthly reset, provided that such rate shall never be less than 0% per annum. If the holders exercise their right to put the notes, we intend to finance the repurchase by issuing commercial paper.

DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of our debt securities under the heading “Description of Debt Securities” beginning on page 7 of the accompanying prospectus. You should read both the following description and the one in the accompanying prospectus. The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture identified below. The term “debt securities,” as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. Other terms used in this summary are defined in the accompanying prospectus, the notes or the indenture; these terms have the meanings given to them in those documents.

General

      We will offer $750,000,000 initial principal amount of 5.200% notes due 2015, a separate series of notes under the indenture described in the accompanying prospectus. The indenture is an agreement, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee. The indenture does not limit the amount of debt securities we may issue.

      We will issue the notes in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

      The notes and the indenture are governed by, and will be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

      We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having the same terms, together with the notes in this offering, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

The Notes

      The notes will mature on March 17, 2015. We will pay interest on the notes at the rate of 5.200% per year semi-annually in arrears on March 17 and September 17 of each year to holders of record on the preceding March 3 and September 3. The first interest payment date on the notes is September 17, 2008. Interest payments for the notes will include accrued interest from and including March 17, 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the notes will be payable to the registered holder of the note to whom the principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date on the notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the maturity date.

Ranking

      The notes will be our unsecured and unsubordinated obligations. The notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the notes are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries. As of November 25, 2007, General Mills, Inc. had approximately $7.7 billion of total debt, including $136 million of debt from consolidated subsidiaries. As of November 25, 2007, preferred stock and interests of subsidiaries, shown as minority interests on our consolidated balance sheets, totaled approximately $242 million. General Mills, Inc. does not currently have any material secured obligations. We or our subsidiaries may incur additional obligations in the future.

Redemption

      As explained below, we may redeem the notes before they mature. This means we may repay them early. Notes to be redeemed will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 30 and 60 days’ notice before the redemption date.

      We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

      We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the adjusted treasury rate, plus 40 basis points, plus, in each case, accrued interest to the date of redemption. In connection with such optional redemption, the following defined terms apply:

•	“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

•	“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

•	“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

•	“Quotation agent” means the reference treasury dealer appointed by the trustee after consultation with us.

•	“Reference treasury dealer” means any primary U.S. government securities dealer in the United States selected by the trustee after consultation with us.

•	“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., in The City of New York, on the third business day preceding such redemption date.

Change of Control Offer to Purchase

      If a change of control triggering event occurs, holders of notes may require us to repurchase all or any part (equal to an integral multiple of $1,000) of their notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such notes to the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the notes will be redeemed as described above); provided that the principal amount of a note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. We will be required to mail to holders of the notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

      On the date specified for repurchase of the notes, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes; and

•	deliver to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

      We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that these requirements conflict with the provisions requiring repurchase of the notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the notes. Additionally, if an event of default exists under the indenture (which is unrelated to the repurchase provisions of the notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the notes notwithstanding these repurchase provisions.

      We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

      For purposes of the repurchase provisions of the notes, the following terms will be applicable:

      “Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

      “Change of control triggering event” means the occurrence of both a change of control and a rating event.

      “Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

      “Fitch” means Fitch Ratings.

      “Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

      “Moody’s” means Moody’s Investors Service, Inc.

      “Rating agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) selected by us as a replacement rating agency for a former rating agency.

      “Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

      “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

      “Voting stock” means, with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

      The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Defeasance and Discharge Provisions

      In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See the section entitled “Description of Debt Securities — Defeasance” in the accompanying prospectus for more information about what this means and how me way do this.

Book-Entry Delivery and Settlement

Global Notes

      We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

      Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société

anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

      DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

      Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

      We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

      We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

      The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

      So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

      Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

      Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

      Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

      Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

      We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

      Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of material U.S. federal income tax considerations relating to the ownership and disposition of the notes, but does not provide a complete analysis of all potential tax considerations.

      The following summary describes, in the case of U.S. Holders (as defined below), the material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), the material U.S. federal income and estate tax consequences, of the ownership and disposition of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the notes who acquired the notes at their original issue price within the meaning of Section 1273 of the Code and if you hold the notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

      This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•	a person who acquires the notes in connection with employment or other performance of services.

      In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

      Investors considering acquiring notes should consult their tax advisors regarding the application of the United States federal income tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

      For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of notes and for U.S. federal income tax purposes are:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

      If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership, you should consult your tax advisor.

Payment of Interest

      All of the notes bear interest at a fixed rate. You generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

      In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. At our option, we may redeem part or all of the notes, as described in “Description of the Notes — Redemption,” for a price that may include an additional amount in excess of the principal amount of such notes. Based on existing Treasury Regulations, we intend to take the position that this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the notes. If, contrary to our expectations, we redeem the notes, any premium paid to you should be taxed as capital gain. You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon the redemption, including any premium you receive.

      In addition, upon the occurrence of a change of control triggering event, holders of the notes will have the right to require us to repurchase all or any part of the notes, as described in “Description of the Notes — Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of the notes. We intend to take the position that the likelihood of such a repurchase is remote and accordingly that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or maturity date of the notes. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a change of control triggering event, the premium should be treated as a capital gain under the rules described under “— Sale, Exchange or Redemption of Notes.”

Sale, Exchange or Redemption of Notes

      You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your tax basis in the notes. Your tax basis in a note generally will equal your cost of the note.

      Gain or loss on the disposition of notes will generally be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a note and the proceeds of the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 28%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

      If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

      Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld are not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish required information to the IRS.

Non-U.S. Holders

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

      Generally, subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, interest income that is not effectively connected with a United States trade or business will not be subject to U.S. federal income withholding tax provided that:

•	you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

•	you are not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

      Interest on the notes which is not exempt from U.S. withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate (or, if applicable, a lower treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

      To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide a properly executed Form W-8BEN or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange or Redemption of Notes

      A Non-U.S. Holder generally will not be subject to the United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the note, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business; or

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

Estate Taxes

      If you are an individual Non-U.S. Holder and you hold a note at the time of your death, it will not be includable in your gross estate for U.S. estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax

      If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a note if you provide the statement described in “— Non-U.S. Holders — Payment of Interest,” provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a note with respect to Non-U.S. Holders.

      Information reporting will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker:

•	is a U.S. person;

•	is a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

      Notwithstanding the foregoing, payment of the proceeds of any such sale of a note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

      Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “— Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

UNDERWRITING

      Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers and representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement with us, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Principal
Underwriters	Amount of Notes

Credit Suisse Securities (USA) LLC	$187,500,000
J.P. Morgan Securities Inc.	187,500,000
Morgan Stanley & Co. Incorporated	187,500,000
Barclays Capital Inc.	54,375,000
Goldman, Sachs & Co.	54,375,000
Citigroup Global Markets Inc.	11,250,000
Mitsubishi UFJ Securities International plc	11,250,000
Calyon Securities (USA) Inc.	11,250,000
Wells Fargo Securities, LLC	11,250,000
Banc of America Securities LLC	11,250,000
CastleOak Securities, L.P.	11,250,000
The Williams Capital Group, L.P.	11,250,000

Total	$750,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      The underwriters propose to offer the notes initially at the offering price set forth on the cover page of this prospectus supplement.

      The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.024% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.012% of the principal amount of the notes. After the initial public offering, the underwriters may change the public offering price and other selling terms.

      The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering.

Paid by
General Mills

Per note	0.400%
Total	$3,000,000

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The total expenses of the offering, excluding underwriting discounts and commissions, are estimated to amount to approximately $1.1 million.

      The notes are a new issue of securities with no established trading markets. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

      In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

      Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

Selling Restrictions

European Economic Area

      In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter represents that it has not made and will not make an offer of the notes to the public in that relevant member state, except that it may make an offer of the notes to the public in that relevant member state at any time under the following exemptions under the Prospectus Directive (as defined below), if they have been implemented in that relevant member state: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the joint book-running managers for any such offer; or (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

      For the purposes of this section, the expression an “offer of the notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to purchase the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and references to the “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

      Each underwriter represents that, in connection with the distribution of the notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the

Financial Services and Markets Act 2000, or the FSMA, of the United Kingdom) received by it in connection with the issue or sale of such notes or any investments representing the notes in circumstances in which section 21(1) of the FSMA does not apply to us and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Other Relationships

      Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, financial advisory, investment banking, lending and other transactions in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. Certain of the underwriters and their affiliates are lenders, agents or bookrunners under our existing credit facilities.

VALIDITY OF THE NOTES

      The validity of the notes offered hereby will be passed upon for us by Janice L. Marturano, our deputy general counsel, and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

      The consolidated financial statements and schedule of General Mills, Inc. and its subsidiaries as of May 27, 2007 and May 28, 2006 and for each of the fiscal years in the three-year period ended May 27, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2007, incorporated by reference in this prospectus supplement from General Mills’ Annual Report on Form 10-K filed with the SEC on July 26, 2007, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      KPMG’s report dated July 26, 2007 on the consolidated financial statements and related financial statement schedule refers to a change during fiscal 2007 in the classification of shipping costs, a change in the annual goodwill impairment assessment date to December 1, and the adoption of Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment,” on May 29, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of FASB Statements No. 87, 88, 106 and 132(R)” on May 27, 2007.

PROSPECTUS

General Mills, Inc.

$5,943,000,000

Debt Securities

Common Stock
Preference Stock
Depositary Shares
Securities Warrants
Purchase Contracts
Purchase Units
Units

49,907,680 Shares of Common Stock

     This prospectus is part of a registration statement that we have filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,943,000,000. In addition, this prospectus covers resales of an aggregate of 49,907,680 shares of our common stock owned by an affiliate of Diageo plc in the circumstances we describe.

     This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. Any prospectus supplements also may add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About General Mills” before you invest in the securities.

     We or the selling stockholder may sell these securities to or through one or more underwriters, broker-dealers or agents or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be included in a prospectus supplement regarding that offering.

     This prospectus may not be used to effect sales of securities unless accompanied by a prospectus supplement.

     Our common stock is traded on the New York Stock Exchange under the symbol “GIS.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2004.

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION ABOUT GENERAL MILLS	2
GENERAL MILLS	3
USE OF PROCEEDS	6
RATIOS OF EARNINGS TO FIXED CHARGES	6
DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF COMMON STOCK	20
DESCRIPTION OF PREFERENCE STOCK	23
DESCRIPTION OF DEPOSITARY SHARES	26
DESCRIPTION OF SECURITIES WARRANTS	29
DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS	31
DESCRIPTION OF UNITS	32
SELLING STOCKHOLDER	33
PLAN OF DISTRIBUTION	34
VALIDITY OF SECURITIES	36
EXPERTS	36

      All references in this prospectus to “General Mills,” “we,” “us” and “our” are to General Mills, Inc. and not to its subsidiaries, unless the context suggests otherwise.

      All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

      Trademarks and service marks in this prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus. In addition, this prospectus covers 49,907,680 shares of our common stock owned by an affiliate of Diageo that can sell those shares by means of this prospectus in the circumstances we describe. The registration statement that contains this prospectus (including the exhibits to the registration statement) also contains additional information about us and the securities we or the selling stockholder may offer under this prospectus. You can read that registration statement at the SEC website at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information About General Mills.”

      This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. Any prospectus supplements may also add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and, where applicable, supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About General Mills” before you invest.

      You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

      You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

      Neither we, the selling stockholder nor anyone acting on our or the selling stockholder’s behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION ABOUT GENERAL MILLS

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document in our files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is an important part of this prospectus, and information that we file later with the SEC automatically will update and, where applicable, supersede the information included or incorporated by reference in this prospectus or any accompanying prospectus supplement. If information in a document incorporated by reference in this prospectus is inconsistent with this prospectus, then that information will apply and will supersede the information in this prospectus.

      We incorporate by reference our filings (File No. 001-01185) listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we and the selling stockholder sell all of the securities described in this prospectus:

•	Annual Report on Form 10-K for the year ended May 30, 2004;

•	Schedule 14A filed on August 20, 2004 (only with respect to the information incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended May 30, 2004); and

•	Current Reports on Form 8-K filed on June 23, 2004 and June 30, 2004.

      You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference in those documents) at no cost, by writing or telephoning us at the following address and phone number:

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426
Attention: Corporate Secretary

(763) 764-2167

GENERAL MILLS

Our Business

      We are a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products are sold through distributors and brokers. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

      We were incorporated under the laws of the State of Delaware in 1928. On May 31, 2004, we employed approximately 27,580 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See “Where You Can Find More Information About General Mills” for details about information incorporated by reference in this prospectus.

Recent Developments

      As previously disclosed, on October 15, 2003, we announced that the SEC had issued a formal request for information concerning our sales practices and related accounting. On February 3, 2004, we announced that the Staff of the SEC had issued a “Wells notice” reflecting the Staff’s intention to recommend that the SEC bring a civil action against us and our Chief Executive Officer and Chief Financial Officer.

      The Staff indicated to us that its intended recommendation focused on at least two disclosure issues related to our U.S. Retail division. First, the Staff believed that we do not adequately disclose the practice of “loading” at the end of fiscal quarters to help meet internal sales targets or the impact of such quarter-end “loading” on current and future period results of operations. We understand the term “loading” in this context to mean the use of discounts or other promotional programs to encourage retailers and wholesalers to increase their purchases of our products. Second, the Staff believed that we had misstated our policy on product returns. The Staff also informed us that its investigation is ongoing.

      We and our Chief Executive Officer and Chief Financial Officer responded to the Wells notice with a written submission explaining the factual and legal bases for our belief that our sales practices comply with all applicable regulations. The SEC subsequently issued a formal request for additional information in connection with its investigation. At this time, it is not possible to predict how long the investigation will continue or whether the SEC will bring any legal action against us.

Business Segments

      Our businesses are divided into three reportable segments:

•	U.S. Retail;

•	Bakeries and Foodservice; and

•	International.

      U.S. Retail consists of cereals, meal products including dinner mixes and ready-to-serve soups, refrigerated and frozen dough products, baking products, snacks, yogurt and organic foods. The Bakeries and Foodservice segment consists of products marketed to retail and wholesale bakeries and offered to the commercial and non-commercial foodservice sectors throughout the United States and Canada, such as restaurants and school cafeterias. The International segment is made up of retail business outside the United States and foodservice business outside of the United States and Canada.

      Our primary product and service categories and our main brands are outlined below:

U.S. Retail

      The U.S. Retail segment accounted for approximately 70% of our total fiscal 2004 net sales. Our principal product categories in the U.S. Retail segment are:

•	Big G Cereals. We produce and sell a number of ready-to-eat cereals, including such well-known brands as CHEERIOS, WHEATIES and TOTAL.

•	Meals. We manufacture and sell several lines of convenient dinner products, including BETTY CROCKER dry packaged dinner mixes, specialty potatoes and instant mashed potatoes, LLOYD’s refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

•	Pillsbury USA. We manufacture and sell refrigerated and frozen dough products, frozen breakfast products and snack products, including a variety of PILLSBURY refrigerated and frozen dough products for cookies, breads and rolls; PILLSBURY frozen waffles and breakfast pastries; and TOTINO’S frozen pizza and snacks.

•	Baking Products. We make and sell a line of dessert, muffin and baking mixes under the BETTY CROCKER trademark; baking mixes under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

•	Snacks. We produce and market POP SECRET microwave popcorn; lines of grain snacks and fruit snacks; CHEX and GARDETTO’s snack mixes; and BUGLES snacks.

•	Yoplait-Colombo. We manufacture and sell yogurt products, such as YOPLAIT and COLOMBO yogurt, including YOPLAIT WHIPS!, a mousse-like yogurt, and YOPLAIT NOURICHE, a meal replacement yogurt drink.

•	Organic. We produce and market a variety of organic food products under our CASCADIAN FARM and MUIR GLEN trademarks.

Bakeries and Foodservice

      Bakeries and Foodservice accounted for approximately 16% of our total fiscal 2004 net sales. We market mixes and unbaked, par-baked and fully-baked dough products to bakeries, together with branded products and custom products that are offered to commercial and non-commercial foodservice sectors such as school cafeterias, restaurants and convenience stores.

International

      International operations accounted for approximately 14% of our total fiscal 2004 net sales. In Canada, we market products in many categories, including cereals, meals, refrigerated dough products, baking products and snacks. Outside of North America, we offer numerous local brands in addition to such internationally recognized brands as HÄAGEN-DAZS ice cream, OLD EL PASO Mexican foods, GREEN GIANT vegetables, PILLSBURY dough products and mixes, BETTY CROCKER mixes and BUGLES snacks. We also sell mixes and dough products to bakery and foodservice customers outside of the United States and Canada.

Joint Ventures

      In addition to our consolidated operations, we manufacture and sell products through several joint ventures.

      Domestic Joint Ventures. We have a 50% equity interest in 8th Continent, LLC, a joint venture formed with DuPont, to develop and market soy-based beverages. This venture began with a line of 8TH CONTINENT soymilk to limited markets in July 2001 and nationally in June 2003.

      International Joint Ventures. We have a 50% equity interest in Cereal Partners Worldwide, a joint venture formed with Nestle, S.A., that distributes cereal products in more than 130 countries and republics. Snack Ventures

Europe, our joint venture with PepsiCo, Inc., manufactures and sells snack foods in Holland, France, Belgium, Spain, Portugal, Greece, the Baltics, Hungary and Russia. We have a 40.5% equity interest in Snack Ventures Europe. We have a 50% interest in each of four joint ventures for the manufacture, distribution and marketing of HÄAGEN-DAZS frozen ice cream products and novelties in the following countries: Japan, Korea, Thailand and the Philippines. We also have a 50% equity interest in Seretram, a joint venture with Co-op de Pau for the production of GREEN GIANT canned corn in France.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, the net proceeds from our sale of securities offered by this prospectus will be added to our general funds and may be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, acquisitions and repayment of short-term borrowings or other indebtedness. In addition, in certain circumstances, we may use the net proceeds from our sale of securities offered by this prospectus to repurchase shares of our common stock from the selling stockholder. Pending any specific application, we initially may invest any proceeds in short-term marketable securities.

      We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder offered by this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our consolidated ratios of earnings to fixed charges and of earnings to fixed charges and preference stock dividends for each of the fiscal years ended May 2000 through 2004 are as follows:

	Fiscal Years Ended

	May 28,		May 27,		May 26,		May 25,		May 30,
	2000		2001		2002		2003		2004

Ratio of Earnings to Fixed Charges	6.25	x	5.29	x	2.50	x	3.24	x	3.81x
Ratio of Earnings to Fixed Charges and Preference Stock Dividends	6.25	x	5.29	x	2.50	x	3.24	x	3.81x

      For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from operations, plus pretax earnings or losses of joint ventures, plus fixed charges, less adjustment for capitalized interest. Fixed charges represent gross interest expense plus one-third (the proportion deemed representative of the interest factor) of rents of continuing operations. For purposes of calculating the ratios of earnings to fixed charges and preference stock dividends, fixed charges are combined with preference stock dividend requirements on outstanding preference stock. Because we currently have no preference stock outstanding, these two ratios are the same.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indentures. After a summary of the general provisions common to all series of debt securities that we may offer using this prospectus, including both senior debt securities and subordinated debt securities, we summarize those provisions that are specific to senior debt securities and to subordinated debt securities. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture, as may be supplemented, for a full understanding of all terms of any series of debt securities. These forms and the indentures have been or will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a “pricing supplement.” If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

      The amount of debt securities we may offer using this prospectus will be limited to the amount of securities described on the cover of this prospectus that we have not already issued or reserved for issuance. We may also issue debt securities pursuant to the related indentures in transactions that are exempt from the registration requirements of securities laws. We will not consider those debt securities in determining the aggregate amount of securities issued under this prospectus.

Terms Common to All Debt Securities

General

      We may issue both senior debt securities and subordinated debt securities using this prospectus. We may issue any of our debt securities either separately or together with, on conversion of or in exchange for other securities.

      None of the debt securities described in this prospectus will be secured by any of our property or assets. Accordingly, you will be one of our unsecured creditors.

      We may issue debt securities as original issue discount securities, which are debt securities that are offered and sold at a discount, which may be substantial, below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. We may also issue debt securities as indexed securities or securities denominated in foreign currencies or currency units, which will be described in more detail in the prospectus supplement relating to those debt securities.

What is an Indenture?

      As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by documents called “indentures.” An indenture is a contract between us and a trustee. The trustee has two main roles:

1.	The trustee can enforce your rights against us if we default. Defaults are described under “— Default and Related Matters — What Is an Event of Default?” There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Remedies if an Event of Default Occurs.”

2.	The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell them and sending you notices.

      The senior debt securities and the subordinated debt securities will be issued under a senior indenture and a subordinated indenture, respectively. The senior indenture is dated February 1, 1996. Before we issue any subordinated debt securities we will execute and deliver a subordinated indenture in substantially the form filed as an exhibit to the registration statement of which this prospectus is a part. Both indentures are between us and U.S. Bank National Association, as trustee.

      The senior and the subordinated indentures are substantially the same. The most significant differences are that the subordinated indenture contains provisions that relate to subordination, for which there are no counterparts in the senior indenture, and omits the restrictive covenants described under “— Certain Restrictive Covenants for Senior Debt Securities” below. We may issue as many distinct series of debt securities under either indenture as we wish. Neither indenture limits the principal amount of debt securities that we may issue under it. Both indentures are governed by New York law and will be qualified under the Trust Indenture Act.

Our Trustee

      U.S. Bank National Association, as trustee under both the senior indenture and the subordinated indenture, has been appointed by us as paying agent and registrar with regard to the senior debt securities and the subordinated debt securities. The trustee also is trustee under our July 1, 1982 debt indenture and acts as an agent for the issuance of our U.S. commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Specific Terms of Each Series of Debt Securities

      The prospectus supplement (including any separate pricing supplement) relating to any series of debt securities that we offer using this prospectus will describe the amount, price and other specific terms of the offered debt securities, including the following, if applicable:

•	their title;

•	whether they are senior or subordinated;

•	any limit on their aggregate principal amount;

•	their purchase price;

•	the date or dates on which the principal will be payable;

•	the rate or rates, which may be fixed or variable, at which they will bear interest, if any, and the date or dates from which that interest will accrue;

•	the dates on which interest, if any, on them will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions or provisions for their redemption at our option;

•	the date, if any, after which and the price or prices at which they may be redeemed in accordance with any optional or mandatory redemption provisions and the other detailed terms and provisions of those optional or mandatory redemption provisions;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which they will be issuable;

•	if other than their principal amount, the portion of their principal amount that will be payable upon the declaration of acceleration of their maturity;

•	the currency of payment of principal, premium, if any, and interest on them;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on them;

•	whether the provisions described under “— Defeasance” apply;

•	whether and upon what terms that series of debt securities may be converted into or exchanged for other of our securities or securities of third parties, and the securities that the series may be converted into or exchanged for;

•	any covenants or events of default that are in addition to, modify or delete those described in this prospectus;

•	whether they will be issued only in the form of one or more global securities as described under “— Legal Ownership; Street Name and Indirect Holders; Global Securities” below, and, if so, the relevant depository or its nominee and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or the nominee; and

•	any other special features.

Legal Ownership; Street Name and Indirect Holders; Global Securities

      Who is the Legal Owner? Our obligations with respect to our debt securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the registered holders of those securities. We do not have direct obligations to investors who hold our debt securities indirectly, either because they choose to do so or because the relevant series of debt securities has been issued only in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as an indirect holder but fails to do so.

      What is “Street Name” Ownership? One common form of indirect ownership is known as holding in “street name.” This is the phrase used to describe investors who hold securities in accounts at banks or brokers. We generally will not recognize investors who hold debt securities in this manner as the legal holders of those securities. Instead, we will generally recognize as the legal holder only the bank or broker or the financial institution that the bank or broker uses to hold the debt securities. The intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so.

      If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how it would pursue rights under the debt securities if there were a default or other events triggering the need for direct holders to act to protect their interests; and

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below (if that option is available with respect to that debt security, which it may not be).

      What is a Global Security? If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution that we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below under “— Special Situations when a Global Security will be Terminated” occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person who wishes to own a debt security that is issued as a global security may only do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

      Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize the investor as a direct holder of debt securities and will instead deal only with the depositary that holds the global security. If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you ordinarily cannot get those debt securities registered in your own name;

•	you ordinarily cannot receive physical certificates for your interest in those debt securities;

•	you must look to your bank or broker for payments on and protection of your legal rights relating to those debt securities;

•	you may not be able to sell interests in those debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security;

•	neither we nor the trustee have any responsibility for any aspect of the depositary’s actions or for its records of ownership in the global security;

•	neither we nor the trustee supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

      Special Situations when a Global Security will be Terminated. In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name as the direct holder under these circumstances.

      The special situations for termination of a global security are:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

•	if we notify the trustee that we wish to terminate the global security, or

•	if an event of default on the debt securities has occurred and has not been cured (defaults are discussed below under “— Default and Related Matters”).

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, not General Mills or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders.

      In the remainder of this description and in the descriptions of the terms of the senior debt securities and the subordinated debt securities, “you” means direct holders and not street name or other indirect holders.

Form, Exchange and Transfers

      The debt securities will be issued only in fully registered form, without interest coupons, and unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiples of $1,000.

      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations as long as the total principal amount of the series is not changed. This is called an exchange.

      You may exchange or transfer debt securities at the office of the trustee. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the entity performing the role of maintaining the list of registered direct holders, which is called the “security registrar,” is satisfied with your proof of ownership.

      The security registrar also serves as the transfer agent to perform transfers. The trustee will act as the security registrar and transfer agent. We may change this appointment to another entity or perform it ourselves. If we have designated other or additional registrars or transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular registrar or transfer agent. We may also approve a change in the office through which any registrar or transfer agent acts.

      If the debt securities of any series are redeemable and we redeem less than all of them, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

      If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this section since the depositary will be the sole holder of the debt security. See “— Legal Ownership; Street Name and Indirect Holders; Global Securities” above.

Payment and Paying Agents

      Unless we say otherwise in the applicable prospectus supplement, we will pay interest to you if you are a registered holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day is called the regular record date and will be stated in the prospectus supplement.

      Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to apportion interest fairly between buyer and seller.

      We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee (which initially will also act as paying agent) in New York City. That office is currently located at 100 Wall Street, Suite 2000, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks directly to the registered holders at their address appearing in the security register.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also authorize paying agents other than the trustee to make payments on the notes on our behalf, including choosing to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount becomes due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent.

      If you are a street name or other indirect holder, you should consult your bank or broker for information on how you will receive payments.

Notices

      We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Mergers and Similar Events

      We are generally permitted under the indentures to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of

Columbia or under U.S. federal law and it must expressly agree in a supplemental indenture to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not bring about a default on the debt securities (for purposes of this test, a default would include an event of default described below under “— Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

      You should know that there is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

      If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities.

      It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised the holders of our senior debt securities to limit these preferential rights, called “liens,” as discussed later under “— Certain Restrictive Covenants for Senior Debt Securities — Limitation on Liens on Major Property and U.S. Operating Subsidiaries,” or grant an equivalent lien to the holders of the senior debt securities.

Modification and Waiver

      There are three types of changes we can make to the indentures and the debt securities.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. These include:

•	change of the stated due date for payment of principal or interest on a debt security;

•	reduction in the principal amount of, the rate of interest payable on, or any premium payable upon redemption of, a debt security;

•	reduction in the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change in the place or currency of payment on a debt security;

•	impairment of your right to sue for payment on a debt security on or after the due date for such payment;

•	reduction in the percentage of direct holders of debt securities whose consent is required to modify or amend the relevant indenture;

•	reduction in the percentage of holders of debt securities whose consent is required under the relevant indenture to waive compliance with provisions of, or to waive defaults under, that indenture; and

•	modification of any of the provisions described above or other provisions of the relevant indenture dealing with waiver of defaults or covenants under that indenture, except to increase the percentages required for such waivers or to provide that other provisions of that indenture cannot be changed without the consent of each direct holder affected by the change.

      Changes Not Requiring Approval. Second, a change may be made by us and the trustee without any vote by holders of debt securities. These include:

•	evidencing the assumption by a successor of our obligations under the indenture and the debt securities;

•	adding to our covenants for the benefit of the holders of debt securities, or surrendering any of our rights or powers under the indenture;

•	adding other events of default for the benefit of holders of debt securities;

•	making such changes as may be necessary to permit or facilitate the issuance of debt securities in bearer or uncertificated form;

•	establishing the forms or terms of debt securities of any series;

•	evidencing the acceptance of appointment by a successor trustee; and

•	curing any ambiguity, correcting any indenture provision that may be defective or inconsistent with other indenture provisions or making any other change that does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

      Changes Requiring a Majority Vote. Third, we need a vote by direct holders of debt securities owning at least a majority of the principal amount of each series affected by the change, to make any other change to the relevant indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the relevant indenture that cannot be changed without the consent of the direct holder.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the applicable prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent, as determined by our board of directors or as described in the applicable prospectus supplement.

      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “— Full Defeasance.”

      We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the relevant indenture. In some circumstances, generally related to a default by us on the debt securities, the trustee will be entitled to set a record date for action by holders.

      If you are a street name or other indirect holder, you should consult your bank or broker for information on how approval may be granted or denied if we wish to change the relevant indenture or series of debt securities or request a waiver.

Defeasance

      The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

      Full Defeasance. If there is a change in U.S. federal tax law as described below, we could legally release ourselves from any payment or other obligations on the debt securities of any or all series, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of those debt securities money or specified U.S. government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

•	there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities ourselves (under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust, in which case you could recognize gain or loss on those debt securities); and

•	we must deliver to the trustee a legal opinion confirming the U.S. tax law change described above.

      In addition, no default must have occurred and be continuing with respect to those debt securities at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding debt securities that may then be listed on a securities exchange to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and

•	result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act (unless we register the trust, or find an exemption from registration, under that Act).

      If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the debt securities of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

      Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from many of the covenants in any or all series of debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or U.S. government securities described above under “— Full Defeasance;”

•	deliver to the trustee a legal opinion confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

•	comply with the other condition precedents described above under “— Full Defeasance.”

      If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described below under “— Default and Related Matters — What Is an Event of Default?;” and

•	any promises regarding conduct of our business, such as those described under “— Certain Restrictive Covenants for Senior Debt Securities” below and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall.

Redemption

      We May Choose to Redeem Your Securities. We may be able to pay off your debt securities before their normal maturity. If we have this right with respect to your specific debt securities, the right will be described in the applicable prospectus supplement, which will also specify when we can exercise this right and how much we will have to pay in order to redeem your debt securities.

      If we choose to redeem your debt securities, we will mail written notice to you not less than 30 days prior to redemption and not more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your debt securities when they are subject to redemption, as described above under “— Form, Exchange and Transfer.”

Default and Related Matters

      You will have special rights if an event of default occurs and is not cured.

      What is an Event of Default? For each series of debt securities the term “event of default” means any of the following:

•	we do not pay interest on a debt security of that series within 30 days of its due date;

•	we do not pay the principal or any premium on a debt security of that series on its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;

•	we remain in breach of any restrictive covenant with respect to that series or any other term of the relevant indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series);

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

      Remedies if an Event of Default Occurs. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to any series and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

      A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series if any other defaults on those debt securities have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the debt securities of that series:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under either indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the relevant indenture.

      Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt securities of any series, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the debt securities of that series has occurred and remains uncured;

•	the direct holders of at least 25% in principal amount of all outstanding debt securities of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

      Every year we will certify in a written statement to the trustee that we are in compliance with each indenture and each series of debt securities, or else specify any default that we know about.

      If you are a street name or other indirect holder, you should consult your bank or broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

Conversion or Exchange Rights

      Debt securities may be convertible into or exercisable or exchangeable for shares of our common stock, shares of our preference stock or depositary shares that we are registering under this registration statement, or into or for other of our securities or securities of third parties. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion, exercise or exchange price;

•	the conversion, exercise or exchange period;

•	other provisions regarding the convertibility, exercisability or exchangeability of the debt securities, including whether the conversion, exercise or exchange is at our option or at the option of the holder;

•	events requiring adjustment to the conversion, exercise or exchange price; and

•	provisions affecting conversion, exercise or exchange in the event of our redemption of the debt securities.

Ranking of Senior Debt Securities

      The senior debt securities are not subordinated to any of our other unsecured debt obligations and, therefore, they rank equally with all our other unsecured and unsubordinated indebtedness.

Certain Restrictive Covenants for Senior Debt Securities

      The senior indenture contains restrictive covenants that will apply to all senior securities issued under it unless we say otherwise in the applicable prospectus supplement, the most significant of which are described below.

      Limitation on Liens on Major Property and U.S. Operating Subsidiaries. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the senior debt securities, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” In the senior indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•	any flour mill, manufacturing or packaging plant or research laboratory located in North America and owned by us or one of our current or future U.S. or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future U.S. or Canadian operating subsidiaries unless we also secure all the senior debt securities that are still outstanding under the senior indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any U.S. or Canadian operating subsidiary.

      These requirements do not apply to liens:

•	existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our U.S. or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•	existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a U.S. or Canadian operating subsidiary at the time it became our U.S. or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

      We may also avoid securing the senior debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

      If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the senior debt securities.

      Limitation on Sale and Leaseback Transactions. In the senior indenture, we also promise that we and our U.S. and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in North America (referred to in the senior indenture as “principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

      We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described above under “— Limitations on Liens on Major Property and U.S. Operating Subsidiaries”; or

•	within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any senior debt securities delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than senior debt securities, voluntarily retired by us within 120 days after the property sale; or

•	the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitations on Liens on Major Property and U.S. Operating Subsidiaries” above, would have required us to secure the senior debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

      We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

1. sale price of the leased property	×	remaining portion of the base term of the lease the base term of the lease

2.	the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of senior debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

Subordination Provisions Applicable to Subordinated Debt Securities

      The subordinated debt securities will be subordinate and subject in right of payment to the prior payment in full of all senior debt (as defined below) in the manner and to the extent specified in the subordinated indenture. The subordinated indenture provides that, if we make a distribution to our creditors as a result of:

•	our liquidation, dissolution or winding up, whether voluntary or involuntary, except in connection with a merger, consolidation or conveyance to which the covenant described under “Mergers and Similar Events” applies;

•	a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our properties; or

•	an assignment for the benefit of creditors or any other marshalling of our assets and liabilities;

then all obligations due on or to become due on or in respect of all senior debt must be paid in full before any payment or distribution of any kind is made on account of any payment or other obligations in respect of any securities of any series issued under the subordinated indenture, whether in cash, property or securities, by set off or otherwise, or on account of any purchase, redemption, retirement or other acquisition of any of those securities by us, any of our subsidiaries, the trustee or any paying agent, each a “securities payment.” A securities payment will not include:

•	a payment or distribution of our stock or securities or of stock or securities of any other corporation provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a statutory reorganization proceeding if the stock or securities are subordinated in right of payment to all then- outstanding senior debt to the same extent as, or to a greater extent than, the subordinated debt securities; or

•	payments of assets from any defeasance trust created as described above for any series of subordinated debt securities, which assets have been on deposit for 90 consecutive days without the occurrence of blockage of payment on that series.

      Until the senior debt is paid in full, any securities payment to which the holders of subordinated debt securities would otherwise be entitled will be paid or delivered by us or any other person making the payment or distribution directly to the holders of senior debt or their representative or representatives or the trustee or trustees under any applicable indenture.

      We may not make any securities payments if there has occurred and is continuing a default in the payment of the principal of or premium, if any, or interest on any senior debt when due.

      If the trustee receives any securities payment prohibited by the subordination provisions of the subordinated indenture, the trustee will hold the payment in trust for the benefit of, and will immediately pay it over upon written request to, the holders of senior debt or their representative or representatives or the trustee or trustees under any applicable indenture for application to the payment of the senior debt. The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

      As a result of these subordination provisions:

•	in the event of our insolvency, holders of senior debt may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors; and

•	the scheduled interest and principal payments on the subordinated debt securities may be interrupted as a result of events of default on senior debt.

      As used in the subordination provisions of the subordinated indenture, “senior debt” means all our indebtedness, except

•	indebtedness under the subordinated debt securities; and

•	indebtedness (including, without limitation, any junior subordinated debt (as defined below)) created or evidenced by an instrument that expressly provides that the indebtedness is subordinated in right of payment to any other of our indebtedness.

However, senior debt does not include:

•	any of our indebtedness to any of our subsidiaries or affiliates; and

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business.

      “Junior subordinated debt” means any of our indebtedness created or evidenced by an instrument that expressly provides that the indebtedness is subordinated in right of payment to the subordinated debt securities.

      The subordinated debt securities and the related indenture do not limit our ability to incur additional senior debt. The specific terms of subordination applicable to any series of subordinated debt securities will be described in the prospectus supplement applicable to that series.

DESCRIPTION OF COMMON STOCK

Common Stock

      The following description of our common stock, our Series B Participating Cumulative Preference Stock and our series B preference share purchase rights does not purport to be complete and is qualified by reference to our certificate of incorporation. Our certificate of incorporation has been incorporated by reference as an exhibit in the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      Our certificate of incorporation currently authorizes the issuance of one billion shares of our common stock, par value $0.10 per share, and five million shares of cumulative preference stock, without par value, issuable in series. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control. See “Description of Preference Stock.”

      No shares of preference stock are currently outstanding, but we have reserved for issuance two million shares of our Series B Participating Cumulative Preference Stock issuable upon exercise of the preference share purchase rights described below. The preference share purchase rights are attached to and trade with our common stock. A summary of the preference share purchase rights is set forth under “— Series B Preference Share Purchase Rights.”

      The holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends on common stock or other distributions (including purchases of common stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference stock.

      The holders of common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

      The holders of common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preference stock then outstanding.

      All outstanding shares of our common stock are fully paid and nonassessable.

      The transfer agent for our common stock is Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 64854, St. Paul, Minnesota 55164. Our stockholders may contact Wells Fargo by telephone toll-free at (800) 870-4763 or through e-mail at stocktransfer@WellsFargo.com.

Series B Preference Share Purchase Rights

      On December 11, 1995, our board of directors declared a dividend of one preference share purchase right for each outstanding share of our common stock. The dividend was paid on February 1, 1996 to stockholders of record on January 10, 1996. The following description of the rights, issued pursuant to the Rights Agreement dated as of December 11, 1995 between us and Wells Fargo Bank Minnesota, N.A., gives effect to the two-for-one common stock split paid on November 8, 1999 and separately describes Amendment No. 1 to the Rights Agreement, which was entered into as of July 16, 2000 between us and the rights agent in connection with the acquisition of Pillsbury.

Rights Agreement

      Each right entitles the registered holder to purchase from us one two-hundredth of a Series B Participating Cumulative Preference Stock at a price of $120 per one two-hundredth of a Series B Participating Cumulative Preference Stock, subject to adjustment.

      Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock, or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of our common stock (the earlier of which dates is the “distribution date”), the rights will be evidenced, with respect to any of the common share certificates outstanding as of the record date, by that common share certificate with a copy of a summary of rights attached.

      The rights agreement provides that, until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the shares of our common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common share certificates issued after the record date upon transfer or new issuance of shares of our common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of our common stock outstanding as of the record date, even without the notation or a copy of the summary of rights attached, will also constitute the transfer of the rights associated with the shares of our common stock represented by the certificate.

      As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of our common stock as of the close of business on the distribution date and these separate right certificates alone will evidence the rights.

      The rights are not exercisable until the distribution date. The rights will expire on February 1, 2006, unless that expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as described below.

      The purchase price payable, and the number of Series B Participating Cumulative Preference Stock or other securities or property issuable, on exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Participating Cumulative Preference Stock;

•	on the grant to holders of the Series B Participating Cumulative Preference Stock of certain rights or warrants to subscribe for or purchase Series B Participating Cumulative Preference Stock at a price, or securities convertible into Series B Participating Cumulative Preference Stock with a conversion price, less than the then-current market price of the Series B Participating Cumulative Preference Stock; or

•	upon the distribution to holders of the Series B Participating Cumulative Preference Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series B Participating Cumulative Preference Stock) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding rights and the number of one two-hundredths of a Series B Participating Cumulative Preference Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of common stock or a stock dividend on the shares of common stock payable in shares of common stock or subdivisions, consolidations or combinations of the shares of common stock occurring, in each case, prior to the distribution date.

      Series B Participating Cumulative Preference Stock purchasable on exercise of the rights will not be redeemable. Each Series B Participating Cumulative Preference Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 200 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Participating Cumulative Preference Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 200 times the payment made per common share. Each Series B Participating Cumulative Preference Stock will have 200 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series B Participating Cumulative Preference Stock will be entitled to receive 200 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the Series B Participating Cumulative Preference Stocks’ dividend, liquidation and voting rights, the value of the one two-hundredth interest in a Series B Participating Cumulative Preference Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

      In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, on the exercise of the right at its then current exercise price, that number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value at the time of such occurrence of two times the exercise price of the right.

      At any time after any person or group of affiliated or associated persons becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, our board of directors may exchange the rights (other than rights owned by that person or group, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one two-hundredth of a series B preference share, per right (subject to adjustment).

      With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. We will not issue fractional Series B Participating Cumulative Preference Stock (other than fractions that are integral multiples of one two-hundredth of a Series B Participating Cumulative Preference Stock, which may, at our election, be evidenced by depositary receipts). We will instead make an adjustment in cash based on the market price of the Series B Participating Cumulative Preference Stock on the last trading day prior to the date of exercise.

      At any time prior to the time any person or group of affiliated or associated persons becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.005 per right. Our board of directors in its sole discretion may establish the time, basis and conditions on which redemption of the rights may be made effective. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after any time at which any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

      Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder of shares of our capital stock, including, for example, the right to vote or to receive dividends.

First Amendment to Rights Agreement

      We amended the rights agreement in connection with the merger agreement with regards to the Pillsbury acquisition, to provide, among other things, that neither Diageo nor any members of the Diageo stockholder group would become an acquiring person as a result of our acquisition of Pillsbury or the related transactions.

DESCRIPTION OF PREFERENCE STOCK

      This section summarizes the general terms and provisions of the preference stock that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at our certificate of incorporation and the relevant certificate of designation for a full understanding of all the rights and preferences of any series of preference stock. Our certificate of incorporation and the certificates of designation have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of any particular series of preference stock, including any of the terms in this section that will not apply to that series of preference stock and any special considerations, including tax considerations, applicable to that series of preference stock. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

General

      As discussed above under “Description of Common Stock,” our certificate of incorporation currently authorizes the issuance of one billion shares of our common stock, par value $0.10 per share, and five million shares of our preference stock, no par value. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and, subject to the provisions of our certificate of incorporation, to fix the number of shares and the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series of preference stock. No shares of preference stock are currently outstanding, but we have reserved for issuance two million shares of our Series B Participating Cumulative Preference Stock.

      Any shares of preference stock will, when issued, be fully paid and nonassessable. They will not provide the holders with preemptive rights to subscribe for any additional securities we may issue. The transfer agent and registrar for any series of preference stock will be specified in the applicable prospectus supplement.

      The prospectus supplement relating to any particular series of preference stock that we offer using this prospectus will describe the following terms of that series, if applicable:

•	the number of shares, their stated value and their designation or title;

•	the initial public offering price of the series;

•	that series’ rights as to dividends;

•	the rights of holders of shares of that series upon the dissolution or distribution of our assets;

•	whether and upon what terms the shares of that series will be redeemable;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares of that series;

•	whether and upon what terms the shares of that series may be converted and the securities that series of preference stock may be converted into;

•	the voting rights, if any, that will apply to that series; and

•	any additional rights and preferences of the series.

      We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of preference stock issued and deposited with a depositary. See “Description of Depositary Shares.”

Dividends

      Subject to the preferential rights as to dividends of holders of other series of our capital stock ranking prior to any series of preference stock, the holders of each series of preference stock will be entitled to receive cash dividends, when and as declared by our board of directors out of funds that we legally may use for that purpose, at the rate

(which may be fixed or variable or both) set for that series. If variable, the prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. Dividends will be cumulative from the date fixed in the resolutions adopted by our board of directors providing for the issuance of that series of preference stock. We will pay dividends quarterly to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

      Our board of directors may not declare or pay a dividend on any of our stock ranking, as to dividends, junior to any series of preference stock (other than dividends payable in shares of any class of our stock ranking junior to the preference stock) unless full dividends on all series of preference stock have been declared and paid (or declared and sufficient money has been set aside for payment). Our board of directors also may not declare or pay (or set aside for payment) dividends in full on the preference stock of any one series for any dividend period unless dividends in full have been declared or paid (or set aside for payment) on the preference stock of all series for all dividend periods terminating on the same or any earlier date. When the dividends are not paid in full on all series of the preference stock, all series of the preference stock will share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on those series of preference stock if all dividends were declared and paid in full.

      We will not pay any interest on any accrual of dividends.

Redemption and Repurchase

      A series of preference stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the applicable prospectus supplement. If a series of preference stock is subject to mandatory redemption, the applicable prospectus supplement will specify the terms of redemption, the procedure used for redemption and the number of shares that we will redeem each year and the redemption price. The applicable prospectus supplement will also specify whether the redemption price will be payable in cash or other property. If we do not have sufficient assets to redeem all of the preference stock that we have an obligation to redeem, the number of shares of each series of preference stock redeemed will be in proportion to the respective amounts that would be payable if all amounts payable to redeem all relevant series were discharged in full.

Conversion or Exchange

      If any series of preference stock may be converted into or exercised or exchanged for shares of our common stock, another series of our preference stock or our debt securities, or other of our securities or securities of third parties, the applicable prospectus supplement will state the terms on which shares of that series may be converted, exercised or exchanged.

Rights Upon Liquidation

      If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of shares of each series of preference stock will be entitled to receive payment of:

•	the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends to the date of final distribution,

before any payment or distribution is made to holders of any class of stock ranking junior to the preference stock. After we pay this amount in full, the holders of preference stock will not be entitled to any further payment.

      If on any voluntary or involuntary liquidation, dissolution or winding up our assets that are available for distribution are insufficient to pay in full all amounts due to the holders of our preference stock, then we will distribute our assets ratably among the holders of preference stock in accordance with the amounts that would be payable if all amounts due were paid in full. The sale, exchange or transfer of all or substantially all of our assets or our merger or consolidation with any other corporation will not be deemed to be a dissolution, liquidation or winding up for these purposes.

      Our certificate of incorporation as currently in effect provides that the aggregate involuntary liquidation value of all shares of preference stock outstanding at any time may never exceed $300 million.

Voting Rights

      The voting rights of a series of preference stock will be determined by our board of directors. The applicable prospectus supplement relating to any series of preference stock will describe the voting rights of that series.

Negative Covenants

      Our certificate of incorporation as currently in effect provides that, so long as any preference stock is outstanding, we may not:

•	declare or pay (or set apart for payment) any dividends (other than dividends payable in shares of any class of stock ranking junior to the preference stock), or make any distribution, on any class of stock ranking junior to the preference stock, or redeem, purchase or otherwise acquire, directly or indirectly, whether voluntarily, for a sinking fund or otherwise, any shares of any class of stock ranking junior to the preference stock, if at the time of making that declaration, payment, setting apart, distribution, redemption, purchase or acquisition, we are in default with respect to any dividend payable on or any obligation to retire shares of preference stock, provided that we may at any time redeem, purchase or otherwise acquire shares of junior stock in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of stock of any such junior class;

•	amend, alter or repeal (by any means, including merger or consolidation) any of the provisions of the section of our certificate of incorporation that relates to our preference stock so as to adversely affect the preferences, rights or powers of the preference stock without the affirmative vote or consent of the holders of at least 66 2/3% of all the shares of preference stock at the time outstanding, regardless of series, voting separately as a class; or

•	amend, alter or repeal (by any means, including merger or consolidation) any of the provisions of our certificate of incorporation or the resolutions adopted by our board of directors providing for the issue of any series of preference stock so as to adversely affect the preferences, rights or powers of the preference stock of that series without the affirmative vote or consent of the holders of at least 66 2/3% of that series of preference stock at the time outstanding, voting separately as a class.

      The applicable prospectus supplement relating to any series of preference stock will describe additional negative covenants, if any.

DESCRIPTION OF DEPOSITARY SHARES

      This section summarizes the general terms and provisions of the depositary shares represented by depositary receipts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of depositary receipt and deposit agreement for a full understanding of the specific terms of any depositary shares and depositary receipts. The forms of the depositary receipts and the deposit agreement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of the depositary shares and the depositary receipts offered under that prospectus supplement, including any of the terms in this section that will not apply to those depositary shares and depositary receipts, and any special considerations, including tax considerations, applicable to investing in those depositary shares. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

General

      We may offer fractional interests in preference stock, rather than full shares of preference stock. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of preference stock.

      The shares of any series of preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will state the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preference stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.

Withdrawal of Preference Stock

      If you surrender depositary receipts at the principal office of the depositary, you will be entitled to receive at that office the number of shares of preference stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preference stock. Accordingly, if you deliver depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preference stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your share of preference stock. You will no longer be entitled to deposit the shares of preference stock you have withdrawn under the deposit agreement or to receive depositary shares in exchange for those shares of preference stock. There may be no market for any withdrawn shares of preference stock.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the deposited preference stock, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each record holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

      The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the preference stock will be made available to the holders of depositary receipts.

Redemption and Repurchase of Deposited Preference Stock

      If any series of preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of preference stock held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preference stock that the depositary share bears to the underlying preference stock. Whenever we redeem preference stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preference stock redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or other equitable method, as we determine.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. If depositary shares are no longer outstanding, the holders will have no rights with regard to those depositary shares other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when the holder surrenders its depositary receipts to the depositary.

      Depositary shares are not subject to repurchase at the option of the holders. However, if shares of preference stock underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited preference stock at the price specified in the applicable prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of preference stock from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying preference stock. The repurchase price per depositary share will equal the repurchase price per share of the underlying preference stock multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.

Voting of Deposited Preference Stock

      Upon receipt of notice of any meeting at which the holders of the series of preference stock underlying the depositary shares are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the holders of the related preference stock) will be entitled to instruct the depositary as to how to vote the preference stock underlying the holder’s depositary shares. The depositary will try, if practicable, to vote the number of shares of preference stock underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the preference stock in that manner. The depositary will not vote any shares of preference stock for which it does not receive specific instructions from the holders of the depositary receipts.

Conversion and Exchange of Deposited Preference Stock

      If we provide for the exchange of the preference stock underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the preference stock to be exchanged, so long as we have issued and deposited with the depositary the securities for which the preference stock is to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying preference stock multiplied by the fraction of that share represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.

      Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares of preference stock underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited preference stock into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of our securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying preference stock multiplied by the fraction of that preference stock represented by one depositary share. If the depositary shares evidenced by a depositary receipt are converted or exchanged in part only, the depositary will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary receipts. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying preference stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary receipts.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preference stock and any redemption of the preference stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.

Miscellaneous

      The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying preference stock.

      Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preference stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting preference stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF SECURITIES WARRANTS

      This section summarizes the general terms and provisions of the securities warrants represented by warrant agreements and warrant certificates that we may offer using this prospectus. The securities warrants may be issued for the purchase of our debt securities or shares of our preference stock or common stock, or securities of third parties. This section is only a summary and does not purport to be complete. You must look at the applicable forms of warrant agreement and warrant certificate for a full understanding of the specific terms of any securities warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of the securities warrants offered under that prospectus supplement, including any of the terms in this section that will not apply to those securities warrants, and any special considerations, including tax considerations, applicable to investing in those securities warrants. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

General

      We may issue securities warrants alone or together with other securities offered by the applicable prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.

      The prospectus supplement relating to any securities warrants that we offer using this prospectus will describe the following terms of those securities warrants, if applicable:

•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for the purchase of preference stock, the designation, total number and terms of the series of preference stock that can be purchased upon exercise of the securities warrants;

•	the number of shares of preference stock or common stock that may be purchased if a holder exercises any one securities warrant and the price at which and currencies in which the preference stock or common stock may be purchased upon exercise;

•	the designation and terms of any series of securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the dates on which the right to exercise the securities warrants begins and expires;

•	the triggering event and the terms upon which the exercise price and the number of underlying securities that the securities warrants are exercisable into may be adjusted;

•	whether the securities warrants will be issued in registered or bearer form;

•	the identity of any warrant agent with respect to the securities warrants and the terms of the warrant agency agreement with that warrant agent;

•	a discussion of material U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

      A holder of securities warrants may:

•	exchange them for new securities warrants of different denominations;

•	present them for registration of transfer if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

      Until the securities warrants are exercised, holders of the securities warrants will not have any of the rights of holders of the underlying securities.

Rights of Warrant Holders

      Except to the extent the consent of holders of securities warrants relating to debt securities may be required for amendments to the terms of the indenture under which any debt securities issuable upon exercise of those warrants are to be issued, holders of those warrants do not have any of the rights of holders of debt securities and are not entitled to payment of principal of, or any premium or interest on, the debt securities. In addition, holders of securities warrants relating to any preference stock or common stock do not have any of the rights of holders of such stock and are not entitled to payment of dividends or other distributions made on any preference stock or common stock.

Exercise of Securities Warrants

      Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preference stock or common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

      Holders of securities warrants may exercise them by:

•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s), if any, or other exercise documentation; and

•	delivering their warrant certificate(s), if any, or other exercise documentation to the warrant agent within the time specified by the applicable prospectus supplement.

      If you comply with the procedures described above, your securities warrants will be considered to have been exercised when warrant agent receives payment of the exercise price. As soon as practicable after you have completed these procedures, the warrant agent will deliver to you the debt securities, preference stock or common stock, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised amount of securities warrants.

Amendments and Supplements to Warrant Agreements

      We may amend or supplement a warrant agreement or warrant certificates without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

      This section summarizes the general terms and provisions of the purchase contracts and purchase units represented by purchase contracts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of purchase contract for a full understanding of the specific terms of any purchase contracts or purchase units. The forms of the purchase contract will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

      A prospectus supplement will describe the specific terms of the purchase contract or purchase unit offered under that prospectus supplement, including any of the terms in this section that will not apply to those purchase contracts or purchase units, and any special considerations, including tax considerations, applicable to investing in those purchase contracts or purchase units. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

      We may issue purchase contracts for the purchase or sale of, or whose cash value is determined by reference or linked to the performance, level or value of, securities of one or more issuers, including our common or preference stock or other debt or equity securities described in this prospectus or debt or equity securities of third parties.

      We refer to each item subject to purchase as described above as a “purchase contract property.” Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices or on the occurrence of specified events; or

•	the holder or us to settle in cash the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices or on the occurrence of specified events.

      Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have the rights of a holder of the underlying property under the contract, including any right to receive payments on that property, until the purchase contract is exercised.

      The prospectus supplement will contain, where applicable, the following information about the purchase contract:

•	whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties;

•	the nature and amount of each of the purchase contract properties, or the method of determining those amounts;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit; and

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

      The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities, preferred stock and/or common stock of us or third parties, including U.S. treasury securities, securing the obligations to purchase the purchase contract property. These units are called “purchase units.” If we issue a purchase contract as part of a purchase unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured and may be pre-funded on some basis at the time the contract is issued. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

DESCRIPTION OF UNITS

      We may, from time to time, issue units comprised of two or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations, including tax considerations, applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. The form of unit agreement will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information About General Mills” for information on how to obtain copies.

SELLING STOCKHOLDER

      Under this prospectus and any applicable supplements, Diageo or an affiliate (the “selling stockholder”) may sell up to an aggregate of 49,907,680 shares of our common stock. These are shares Diageo acquired from us as partial consideration for our acquisition of Pillsbury in October 2001. Diageo’s right to use this registration statement to sell shares is subject to the terms of a Supplemental Marketing Agreement and Waiver that is described below. Any other use of this registration statement requires our consent. However, Diageo retains all of its demand registration and other resale rights under the Stockholders Agreement we entered into in October 2001, also described below.

      The following presents information with respect to the beneficial ownership of our common stock by the selling stockholder and the number of shares of our common stock that may be offered by the selling stockholder under this prospectus. The actual amount, if any, of shares of our common stock to be sold by the selling stockholder under this prospectus, as well as the beneficial ownership of our common stock by the selling stockholder following such offering, will be disclosed in a prospectus supplement.

      The amounts and percentages of shares of our common stock set forth below are based on the rules of the SEC relating to the determination of beneficial ownership of securities. Under these rules, a person is deemed to be the beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose or to direct the disposition of that security. A person is also deemed to be the beneficial owner of securities of which such person has the right to acquire beneficial ownership within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities of which that person has the right to acquire beneficial ownership within 60 days are deemed issued and outstanding. The percentage ownership set forth below is based on 380,188,241 shares of our common stock outstanding as of June 20, 2004.

Shares Beneficially
Owned After Sale of the
			Maximum	Maximum Number of
	Shares Beneficially		Number of	Shares to be Sold Under
	Owned		Shares to be	this Prospectus
Sold Under this
Name and Address of Beneficial Owner	Number	%	Prospectus	Number	%

Diageo US Limited	79,000,000	20.8%	49,907,680	29,092,320*	7.7%
c/o Diageo plc
8 Henrietta Place
London England W1G 0NB

*	Pursuant to call option agreements entered into on October 23, 2002 and October 28, 2002, we have the option to purchase an aggregate of 29,092,320 of the shares of our common stock owned by the selling stockholder for the price of $51.56 per share. These call options expire on October 28, 2005.

Material Relationships with Selling Stockholder

      In connection with our acquisition of Pillsbury from Diageo, we entered into a Stockholders Agreement as of October 31, 2001, with Gramet Holdings Corp. and Diageo. In that agreement, Diageo was granted limited governance rights, as well as certain registration rights covering the shares of General Mills common stock that Diageo received as partial consideration for Pillsbury.

      On June 23, 2004, we entered into a Supplemental Marketing Agreement and Waiver with Diageo. The description of the Supplemental Marketing Agreement and Waiver that follows is qualified in its entirety by reference to that agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Under its terms, we and Diageo have agreed, until the first anniversary of the effective date of the registration statement of which this prospectus forms a part, to work in good faith toward the implementation of a transaction to sell 49,907,680 shares of the General Mills common stock, or any smaller number agreed to by us and Diageo, currently owned by Diageo. The agreement further contemplates that:

•	a portion of the shares, which portion will be 49,907,680 less the number of shares sold to General Mills as described in the next bullet, will be sold directly by Diageo, and

•	at the same time, General Mills will repurchase from Diageo a number of shares determined by Diageo having an aggregate value of between $500 million and $750 million, and we or a third party will sell equity- linked securities related to those shares.

However, Diageo has the right to sell all 49,907,680 shares, or any smaller number agreed to by us and Diageo, directly through a block trade to an underwriter or syndicate of underwriters for resale to the public, subject to our right to match the price offered by that underwriter and purchase those shares ourselves. The agreement provides that Diageo will not sell shares under the registration statement of which this prospectus forms a part except in the transactions outlined above. Any other transaction under the registration statement would require our consent.

      We agreed to file the registration statement of which this prospectus is a part, and to include in the registration statement 49,907,680 General Mills common shares held by Diageo. The inclusion of these shares is in lieu of any “piggyback” registration rights that Diageo might otherwise have with respect to this registration statement. The agreement does not affect any of Diageo’s other registration rights under the Stockholders Agreement or otherwise affect its ability to sell its shares of common stock in accordance with that agreement. Until the transaction described above is completed, or until Diageo otherwise sells the identified 49,907,680 shares, we have agreed not to sell any equity securities under this registration statement without Diageo’s consent.

      Following the first anniversary of the effective date of the registration statement of which this prospectus forms a part, we have the right to deregister the offering of shares by Diageo. This right is subject to our agreement not to offer or sell any shares of common stock under the registration statement until Diageo has otherwise disposed of at least 49,907,680 General Mills common shares. We will also deregister these shares at Diageo’s request.

PLAN OF DISTRIBUTION

      We and, subject to the restrictions described under “Selling Stockholder,” the selling stockholder may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers;

•	directly to investors, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus. The selling stockholder will pay all brokerage commissions, underwriting discounts and concessions, attributable to its sale of shares of our common stock under this prospectus.

      We may also exchange securities for indebtedness or other securities that we may have outstanding. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, dealers acting on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. We or, subject to the restrictions described above, the selling stockholder may also enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling stockholder or borrowed from us or the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, such third parties or their affiliates may issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock. If the applicable prospectus supplement indicates, this prospectus may be used in connection with the offering of such securities.

      The securities may be distributed from time to time in one or more transactions:

•	at negotiated prices,

•	at a fixed price or prices (that may be subject to change),

•	at market prices prevailing at the time of sale,

•	at various prices determined at the time of sale or at prices related to the prevailing market prices.

      The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

      We or the selling stockholder may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase the securities from us or the selling stockholder at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions listed in the applicable prospectus supplement. The applicable prospectus supplement also will name, and state the commission to be paid to, underwriters, dealers and agents who solicit these contracts.

      Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an “underwriter” under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We or the selling stockholder may agree to indemnify any underwriters, dealers and agents against or contribute to any payments the underwriters, dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling stockholder or its affiliates in the ordinary course of business.

      We have agreed to indemnify and hold harmless the selling stockholder, Diageo plc and their respective directors, officers, employees and controlling persons, as well as each underwriter and its partners, directors, officers, employees and controlling persons, if any, in connection with any offering or sale of our common stock by the selling stockholder under this prospectus against certain losses and expenses, including liabilities under the Securities Act.

      Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

      Subject to the restrictions in the Stockholders Agreement, the selling stockholder may also sell our common stock in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part. The selling stockholder also retains all of its demand registration and other resale rights under the Stockholders Agreement. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

      If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, a dealer-manager may be retained to manage the subscription rights offering.

      If securities are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, the identity of, and the terms of sale of the securities by, the selling security holders.

      Unless otherwise indicated in the applicable prospectus supplement and other than our common stock, all securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.

      In connection with an offering of securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

      Because the selling stockholder may be deemed to be an “underwriter” under the Securities Act, the selling stockholder must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

VALIDITY OF SECURITIES

      Siri S. Marshall, our General Counsel, will pass on the validity of the securities offered in this prospectus for us. As of September 16, 2004, Ms. Marshall owned, directly or indirectly, 71,024 shares of our common stock and has exercisable options to purchase additional shares of our common stock.

EXPERTS

      The consolidated financial statements and schedule of General Mills, Inc. and its subsidiaries as of May 30, 2004 and May 25, 2003 and for each of the fiscal years in the three-year period ended May 30, 2004 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report is also incorporated by reference herein and upon the authority of KPMG LLP as experts in accounting and auditing.

$750,000,000

General Mills, Inc.
5.200% Notes due 2015

PROSPECTUS SUPPLEMENT

March 12, 2008

Credit Suisse

JPMorgan
Morgan Stanley

Barclays Capital

Goldman, Sachs & Co.

Citi

Mitsubishi UFJ Securities
CALYON
Wells Fargo Securities
Banc of America Securities LLC
CastleOak Securities, L.P.
The Williams Capital Group, L.P.